Exhibit 10.63
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into effective as of November 23, 2009 by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Eric K. Rowinsky, an individual (“Consultant”).
1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services.
2. Fees. As consideration for the Services to be provided by Consultant and Consultant’s other obligations as set forth herein, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.
3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses.
4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on the 1-year anniversary of the Effective Date; provided, however, that either party may terminate this Agreement at any time upon ten days’ written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been properly performed prior to notice of termination. In addition, should Consultant default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Consultant’s obligations under Section 7, or should any Assistant (as defined in Section 5(a) below) default in the performance of or materially breach any of its obligations under the agreement referred to in Section 5(a), the Company may terminate this Agreement immediately upon written notice to the Consultant. This Section 4 and Sections 5, 7, 8, 10, 11 and 12 will survive the expiration or termination of this Agreement.
5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the service of third parties as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by each of the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement and shall require each Assistant to execute a written agreement subjecting such Assistant to the same obligations in favor of the Company as to which the Consultant is subject under this Agreement (including, without limitation, under Sections 1, 3, 5, 6, 7 and 8).
(b) No Authority to Bind Company. Neither Consultant nor any partner, agent or employee of Consultant has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.
(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, Assistants and its other partners, agents and employees, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Assistants and Consultant’s other partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant, Assistants or any other of Consultant’s partners, agents or its employees.
6. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Principal Executive Officer (the “Company Contact”). Consultant and, at the Company’s request, Assistants will be required to report to the Company Contact concerning the services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company Contact.
7. Confidentiality. During the performance of the Services, the Company will disclose to Consultant and/or the Assistants, and Consultant and/or the Assistants will generate or develop, data and other information that the Company regards as confidential and/or proprietary (including the terms of this Agreement) (collectively, “Confidential Information”). Consultant will maintain all Confidential Information in confidence and will employ reasonable procedures to prevent its unauthorized disclosure. Consultant will not disclose any Confidential Information to anyone, or use any Confidential Information for any purpose, other than as is necessary to perform the Services.
8. Inventions. Any inventions or discoveries (whether or not patentable or copyrightable), innovations, suggestions and ideas (“Inventions”), and intellectual property rights therein related to the Services or any Confidential Information, made, discovered or developed by Consultant or any Assistants, jointly or with others, as a result of performing Services shall be promptly disclosed to the Company and shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company any rights Consultant may have or acquire in any such Inventions and agrees to assist the Company in every proper way to obtain and from time to time enforce the Company’s intellectual property rights, whether registrable or not, including, but not limited to, patents, copyrights and trademarks on Inventions in any and all jurisdictions, and to that end Consultant will execute all documents for use in applying for and obtaining intellectual property rights covering and enforcing Inventions as the Company may desire, together with any assignments of Inventions to the Company or persons designated by it.

9. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents or any of the Assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s and the Assistant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has and the Assistants have the unrestricted right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without any liability to such third parties. Notwithstanding the foregoing, Consultant agrees that neither Consultant nor any of the Assistants shall bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without first obtaining for the Company (and its successors and assigns) a royalty-free, worldwide, irrevocable, transferable, nonexclusive license to use such product, idea, process, or other technique for any purpose whatsoever. Consultant represents and warrants that neither Consultant nor any of the Assistants has granted and none of them will grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s or the Assistant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.
10. Warranty Disclaimer. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS TO CONSULTANT WITH RESPECT TO ANY INFORMATION DISCLOSED OR PROVIDED BY COMPANY AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.
11. Indemnification. Consultant will hold Company and its officers, directors, employees, agents and representatives harmless from liability resulting from Consultant’s performance of the Services.
12. Miscellaneous.
(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, as applied to agreements among California residents entered into and to be performed entirely within California, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
(i) Assignment; Subcontracting. Consultant shall have no right to assign, subcontract, transfer, or otherwise dispose of its rights under this Agreement or to assign the burdens hereof without the prior written consent of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon each party’s successors and assigns.
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The parties have executed this Consulting Agreement effective as of the date first set forth above.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Patrick Keran
Title: Vice President, Legal

Address:	6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121

By:	/s/ Eric K. Rowinsky
Eric K. Rowinsky

Address:	5 Robin Road Warren, NJ 07059

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES
Consultant will:
•	At the Company’s request, attend and participate in an in-person meeting at the U.S. Food and Drug Administration with Company and FDA personnel regarding the Company’s submitted new drug application for ANX-530, provided Consultant has been provided sufficient time and materials to prepare for such meeting;

•	Respond to inquiries of the Company’s personnel regarding medical, clinical and related matters, and such other matters related to the Company regarding which Consultant has knowledge; and

•	Provide advice and assistance regarding special projects or any other matter consistent with Consultant’s background, skills and experience.

EXHIBIT B
COMPENSATION
For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of $350.00 per hour, due within 30 days of receipt of an invoice reasonably acceptable to the Company. Consultant will invoice the Company within 10 days of the end of each calendar month for services provided during the preceding month. Unless otherwise agreed upon in writing by Company, Company’s maximum liability for all Services performed during the term of this Agreement shall not exceed $100,000.